Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made this 8 of October, 2026 (the “Effective Date”).

BETWEEN:

TRUGOLF HOLDINGS, INC. having an address at 60 North 1400 West, Centerville, Utah, 84014 (email: [***])

(the “Company”)

AND:

NATALIE HIRSCH, having an address at [***] (email: [***])

(the “Employee”)

WHEREAS:

A.	The Company wishes to employ the Employee on the terms and conditions set out below; and

B.	The Employee wishes to be so employed by the Company.

NOW THEREFORE for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows.

SECTION 1
EMPLOYMENT

1.1	Employment.

The Company shall employ the Employee and the Employee shall perform services on behalf of the Company as its employee as provided herein during the Period of Active Employment (as defined herein).

1.2	Period of Active Employment.

In this Agreement, “Period of Active Employment” means the period beginning on the Effective Date, or such later date as mutually agreed by the Parties (the “Start Date”) and terminating on the date on which the first of the following occurs:

(a)	the termination of the Employee’s employment by the Company pursuant to Section 4.1;

(b)	the termination of the Employee’s employment by the Employee pursuant to Section 4.2;

(c)	the termination of the Employee’s employment by the Company pursuant to Section 4.3;

(d)	the date specified in a notice given under Section 4.4;

(e)	the date specified in a notice given under Section 4.5; or

(f)	the death of the Employee as referenced in Section 4.6.

SECTION 2
POSITION

2.1	Capacity and Services.

The Company shall employ the Employee in the position of Chief Financial Officer (CFO) and Chief Operating Officer (COO), reporting to the Company’s Chief Executive Officer (CEO) and the Board of Directors of the Company (the “Board”). In that position, the Employee shall perform the duties outlined in Schedule “B” attached hereto and have such authority as is normally associated with the position and as may be assigned, delegated or limited by the Company from time to time. Objectives and key results (“OKRs”) for the Employee will be defined by the Company on an annual basis and agreed to by the Employee and approved by the Board in its discretion. The Employee will perform all duties and responsibilities in a manner consistent with applicable laws and the Employee’s employment hereunder shall be subject to the policies of the Company as such policies may be implemented or amended from time to time. The Employee acknowledges that the Employee is a fiduciary and has fiduciary obligations to the Company, which are not extinguished by this Agreement.

2.2	Full Time and Attention.

The Employee shall faithfully serve the Company and use best efforts to promote the interests and goodwill of the Company. The Employee shall devote the Employee’s full business time and energy to the Company and shall not engage in any other business, occupation or professional activity or become a director, employee, consultant or agent of any other entity during the Employee’s employment with the Company, except with the express written consent of the Company, which consent shall not be unreasonably withheld for non-competitive, civic or charitable opportunities that do not impact the Employee’s performance of the duties or obligations hereunder.

2.3	Prohibited Investments.

The Employee shall not be an investor, shareholder, joint venturer or partner in any enterprise, association, company, joint venture or partnership (each, an “Investment”) in any of the following circumstances:

(a)	if the Investment conflicts with the interests of the Company or any of its or their affiliated or related entities;

(b)	if the Investment requires the Employee’s involvement in the management or operation of the Investment; or

(c)	if the Employee’s involvement or activities with the Investment interferes with the performance of the Employee’s duties and obligations hereunder.

The Employee shall identify and inform the Company of any potential conflicts that may arise as a result of an Investment by the Employee and the Employee shall, to the best of the Employee’s efforts, reduce or eliminate any such conflict. The Company reserves the right, acting reasonably, to determine whether any Investment conflicts with or is otherwise inconsistent with the Company’s interests in which case the Employee shall be required to eliminate any such conflict.

SECTION 3
COMPENSATION AND BENEFITS

3.1	Base Salary.

The annual gross base salary of the Employee shall be US$275,000 (the “Base Salary”) which Base Salary shall be paid by the Company as to US$250,000 in cash and as to US$25,000 in PolyX tokens. The PolyX tokens will be issued to the Employee as mutually agreed to by the Employee and the Company.

3.2	Stock Options.

Subject to approval of the Compensation Committee of the Board, the Company agrees to grant to the Employee stock options (the “Options”) to acquire an aggregate of 133,333 shares (the “Shares”) of the Company’s common stock at an exercise price equal to the fair market value of the Shares on the date of grant (the “Grant Date”). The Options will vest as to 25% on the first anniversary of the Grant Date and as to 25% on each of the second, third and fourth anniversary of the Grant Date, provided that no options will vest until the Company has obtained approval of its shareholders for the increase in the shares subject to the Company’s equity incentive plan.

3.3	Bonus and Equity Incentive Programs.

The Employee shall be eligible for an annual target bonus of up to 50% of the Base Salary during the Period of Active Employment, based on achieving annual OKRs and subject to such applicable terms and conditions of any bonus plan or other agreement (the “Bonus Plan”) as determined by the Company in its sole discretion. The Employee shall be eligible to participate in the Company’s equity incentive plan (the “Equity Plan”, and together with the Bonus Plan, the “Incentive Plans”) during any Period of Active Employment, subject to the terms and conditions under the Equity Plan, in the sole discretion of the Company.

3.4	Benefits.

The Employee shall be eligible to participate in group benefits plan, conditional on the Employee qualifying therefore in accordance with the terms and conditions of the plan, including with respect to waiting periods, if any. In addition, the Employee hereby consents to the deduction from the Employee’s salary of any employee premiums as may be required with respect to any benefits plan implemented by the Company. The Employee acknowledges and agrees that the Company has no obligation to provide the Employee with any benefits and may, at any time and from time to time, modify, suspend or discontinue any or all benefits provided to its employees generally or for any group thereof.

3.5	Vacation.

The Employee shall be entitled to take four (4) weeks of vacation per calendar year pro-rated based on the number of days in any partial year. The taking and timing of vacations shall be in accordance with the Company’s policies and practices for employees, as such may be implemented and amended by the Company from time to time, and the business needs of the Company. The Employee may carry over any unused vacation days to the next year.

3.6	Expenses.

The Company shall reimburse the Employee for the Employee’s travel and other expenses or disbursements reasonably and necessarily incurred or made in connection with the Company’s business. Expenses will be reimbursed in accordance with policies and practices approved by the Company, as such may be implemented and amended by the Company from time to time. The Employee shall furnish statements and receipts for all such expenses prior to reimbursement.

3.7	Statutory Deductions and Withholdings.

Compensation will be provided in accordance with the Company’s regular payroll practices and procedures. The Company may withhold from any amounts payable under this Agreement, including federal or provincial taxes and other statutory deductions as are required by applicable law to be so withheld or deducted.

SECTION 4
TERMINATION AND RESIGNATION

4.1	Termination for Cause.

The Company may immediately terminate the employment of the Employee at any time for cause by written notice to the Employee. For the purposes of this Agreement, “cause” means just cause at common law. If the Company terminates the employment of the Employee for cause under this Section 4.1, the Company shall not be obligated to make any further payments under this Agreement or otherwise, subject only to the express minimum requirements of the Ontario Employment Standards Act, 2000, as amended (the “ESA”) and any amounts which may be due and remaining unpaid at the time of the termination of employment.

4.2	Resignation by Employee.

The Employee shall give the Company not less than four (4) weeks’ written notice of the resignation of the Employee’s employment hereunder; however, it is understood and agreed that the Company shall be entitled to waive all or part of that notice and accept the Employee’s resignation at an earlier effective date, subject to applicable laws and the payment of compensation and the continuation of benefits during the notice period.

4.3	Termination Without Cause.

The Company may terminate the Employee’s employment without cause at any time by providing the Employee with four (4) months of notice or four (4) months of Base Salary in lieu of such notice (or any combination thereof at the Company’s election) and, after one (1) year of full-time service, six (6) months of notice or six (6) months of Base Salary (or any combination thereof at the Company’s election)(the “Notice Period”). In addition, subject to insurer approval and any required exclusions, the Company will continue any health and dental benefits for which the Employee is eligible at the time of dismissal during the Notice Period. Notwithstanding the foregoing, in no case shall the Employee receive less than the minimum notice or pay in lieu of notice, severance pay, benefit continuation and any other benefit, that is expressly required by the ESA, such that if the minimum requirements of the ESA provide for greater entitlements than otherwise provided under this Section 4.3, the minimum requirements of the ESA shall be provided to the Employee. The Employee will be required to execute a release document in favour of the Company in order to receive any payments or benefits in excess of those required by the ESA.

4.4	Change of Control.

For the purposes of this Agreement, “Change of Control” means: (i) any person or group acquiring beneficial ownership of more than fifty percent (50%) of the voting securities of the Company; (ii) a merger, consolidation, amalgamation or similar transaction following which the holders of the Company’s voting securities immediately prior thereto hold less than fifty percent (50%) of the voting securities of the resulting entity; (iii) a sale, transfer or disposition of all or substantially all of the assets of the Company or of the Business (as defined herein); or (iv) individuals constituting the Board ceasing for any reason to constitute a majority of the Board within any twelve (12) month period (excluding directors whose election was approved by a majority of the then-incumbent Board). “Good Reason” means, without the Employee’s written consent: (i) a material diminution in the Employee’s title, duties, authority or reporting line (including ceasing to be Chief Financial Officer or Chief Operating Officer of the Company); (ii) a material reduction in Base Salary or target bonus opportunity; (iii) a requirement to relocate the Employee’s normal place of work outside of Toronto, and in each case if the Employee has given written notice within ninety (90) days of the occurrence of any of (i), (ii) or (iii) (each, an “Event”) and the Company has failed to cure such Event within thirty (30) days.

If, at any time during the period ending twelve (12) months after the occurrence of an Event, the Company terminates the Employment without cause or the Employee resigns for Good Reason, then, notwithstanding any other provision of this Agreement, the Employee shall be entitled to an amount equal to twelve (12) months of Base Salary.

4.5	Disability.

In this Agreement, “Disability” means a physical or mental incapacity of the Employee that has prevented the Employee from performing the duties customarily assigned to the Employee for 180 calendar days, whether or not consecutive, out of any 12 consecutive months and that in the opinion of the Company, acting on the basis of advice from a duly qualified medical practitioner, is likely to continue to a similar degree. If the Company determines that the Employee has suffered a Disability that cannot be accommodated, the Company may terminate the Employee’s employment by written notice given to the Employee. If the Employee’s employment terminates by reason of notice given under this Section 4.5, the Employee shall receive all amounts required by the ESA including, without limitation, any amounts which may be due and remaining unpaid at the time of the termination of employment.

4.6	Death.

In the event of the Employee’s death, the Employee’s employment shall be deemed to have terminated on the date of the Employee’s death and the Company shall pay the Employee’s estate any amounts which may be due and remaining unpaid at the time of the termination of employment

4.7	Cooperation.

The Employee acknowledges and agrees that their role with the Company is unique and essential, and that they have fiduciary and other obligations to the Company that survive the termination of this Agreement and the Employee’s employment. Following the termination of the Employee’s employment for whatever reason, the Employee agrees that the Employee shall, upon request, respond to inquiries and provide reasonable assistance to the Company in respect of transition and related matters.

4.8	Resignation as Director or Officer.

Notwithstanding any provision of this Agreement or any other agreement or document to the contrary, upon the cessation of the employment, the Employee will be deemed to have resigned as a director and officer of the Company and any of its subsidiaries, as applicable, on the date of cessation of the employment with the Company, and shall promptly execute any reasonable documents to effect such resignations. The Company shall promptly make any required filings (and provide copies to the Employee on request), maintain directors’ and officers’ liability insurance on a run-off basis for not less than six (6) years to the extent available on reasonable commercial terms.

SECTION 5
REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties.

The Employee represents and warrants to the Company that the execution and performance of this Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation, of any understanding, agreement or commitment, written or oral, express or implied, to which the Employee is a party or by which the Employee or the Employee’s property is bound. The Employee shall defend, indemnify and hold the Company harmless from any liability, expense or claim (including legal fees on a full indemnity basis, without reduction for tariff rates or similar reductions) by any person or entity in any way arising out of, relating to, or in connection with any incorrectness or breach of the representations and warranties in this Section 5.1.

SECTION 6
NON-COMPETITION, CONFIDENTIALITY AND PROPRIETARY RIGHTS

6.1	Definitions. For the purposes of this Section 6:

(a)	“Business” means the Company’s business of developing a securities purposed Blockchain for the financial industry and other business that Company engages in from time to time;

(b)	“Competitive Business” means any person or entity other than Company that does or is planning to do any portion of the Business;

(c)	“Prohibited Services” means any development, executive management, supervisory or strategic work in circumstances where the Employee had, or had access to, Confidential Information that could be used in performing such work and if used could be advantageous to a Competitive Business or detrimental to Company;

(d)	“Restricted Area” means within a radius of fifty (50) kilometres from Company’s Toronto, Ontario, Canada office; and

(e)	“Restricted Period” means the period beginning on the date that the Employee’s Period of Active Employment ceases for whatever reason and ending six (6) months thereafter.

6.2	Non-Solicitation.

During Employee’s Period of Active Employment and for a period of twelve (12) months thereafter, the Employee will not, either individually or in partnership or jointly or in conjunction with any other person, as principal, agent, consultant, contractor, employer, employee or in any other manner, directly or indirectly, solicit business from any customer, client or supplier of the Company or its affiliated or related entities with whom the Employee had business contact or about which the Employee received confidential information on behalf of the Company or its affiliated or related entities in either case during the twelve (12) month period immediately prior to the end of the Period of Active Employment on behalf of a person, entity or organization that is a Competitive Business, or attempt to direct any such customer, client or supplier away from the Company or its related or affiliated entities or to discontinue or alter any one or more of their relationships with the Company or its related or affiliated entities.

6.3	Non-Solicitation of Employees and Contractors.

During Employee’s Period of Active Employment and for a period of twelve (12) months thereafter, the Employee will not, either individually or in partnership or jointly or in conjunction with any other person or entity, as principal, agent, consultant, contractor, employer, employee or in any other manner, directly or indirectly, solicit, induce or entice away or in any other manner persuade or attempt to persuade any officer, employee, consultant or agent of the Company or its affiliated or related entities whom the Employee supervised (directly or indirectly) or had business contact with on behalf of the Company or its affiliated or related entities in either case during the twelve (12) month period immediately prior to the end of the Period of Active Employment to discontinue or alter any one or more of their relationships with the Company or its subsidiaries or related entities.

6.4	Confidentiality.

Except in the normal and proper course of the Employee’s duties hereunder, the Employee will not use for the Employee’s own account or disclose to anyone else, during or after the Period of Active Employment, any confidential or proprietary information or material relating to the Company’s operations or Business which the Employee obtains from the Company or its officers or employees, agents, suppliers or customers or otherwise by virtue of the Employee’s employment by the Company. Confidential or proprietary information or material includes, without limitation, the following types of information or material, in whatever form, both existing and contemplated, regarding the Company or any subsidiary or other affiliate of the Company: corporate information, including contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, patent, trade-mark and trade name applications, and any litigation or negotiations; information concerning suppliers; marketing information, including sales, investment and product plans, customer lists, strategies, methods, customers, prospects and market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings; operational and scientific information, including trade secrets; software; technical information, including technical drawings and designs; and personnel information, including personnel lists, resumes, personnel data, organizational structure and performance evaluations and any other information which is proprietary to the Company (collectively, the “Confidential Information”).

6.5	Intellectual Property.

The Employee shall execute and comply with the Intellectual Property Assignment Agreement attached hereto as Schedule “A”, which shall form part of this Agreement.

6.6	Privacy.

The Employee acknowledges and agrees that the Employee will take all necessary steps to protect and maintain the confidentiality of personal information of the employees, consultants, customers and suppliers of the Company and its affiliated and related entities obtained in the course of the Employee’s employment with the Company. The Employee shall at all times comply, and shall assist the Company to comply, with all applicable privacy laws. The Employee acknowledges and agrees that the disclosure of the Employee’s personal information may be required as part of the ongoing operations of the Business, as required by law, as part of the Company’s audit process, as part of a potential business or commercial transaction or as part of the Company’s management of the employment relationship, and the Employee hereby grants consent as may be required by applicable privacy laws to the use and disclosure of personal information for those purposes.

6.7	Return of Property.

The Employee agrees that all property and documents (including, without limitation, hardware, software and information in machine-readable form) of any nature pertaining to activities of the Company or any affiliate or related entity of the Company, including, without limitation, Confidential Information, in the Employee’s possession now or at any time during the Period of Active Employment, are and shall be the property of the Company or such subsidiary or other related entity, and that all such documents and all copies of them shall be surrendered to the Company whenever requested by the Company.

6.8	Acknowledgement.

The Employee acknowledges that the Employee’s services are unique and extraordinary. The Employee also acknowledges that the Employee’s position will give or has given the Employee access to Confidential Information of substantial importance to the Company and the Business. The Employee acknowledges that, in connection with the Employee’s employment by the Company, the Employee will receive or will become eligible to receive substantial benefits and compensation. The Employee acknowledges that the Employee’s continued employment by the Company and all compensation and benefits and potential compensation and benefits to the Employee from such employment will be conferred by the Company upon the Employee only because and on condition of the Employee’s willingness to commit the Employee’s best efforts and loyalty to the Company, including protecting the Company’s right to have its Confidential Information protected from non-disclosure by the Employee and abiding by the confidentiality, non-competition, non-solicitation and other provisions herein. The Employee understands and agrees that the restrictions and covenants as set forth in this Section 6 and the Employee’s agreement to them by executing this Agreement, are of the essence to this Agreement and constitute a material inducement to Company to enter into this Agreement and to employ the Employee, and that Company would not enter into this Agreement absent such an inducement. The Employee understands the Employee’s duties and obligations as set forth in this Section 6 and agrees that such duties and obligations would not unduly restrict or curtail the Employee’s legitimate efforts to earn a livelihood following any termination of the Employee’s employment with the Company. The Employee agrees that the restrictions contained in Section 6 are reasonable and valid and all defences to the strict enforcement thereof by the Company are waived by the Employee. The Employee further acknowledges that irreparable damage would result to the Company if the provisions of Sections 6 are not specifically enforced, and agrees that the Company shall be entitled to any appropriate legal, equitable, or other remedy, including injunctive relief, in respect of any failure or continuing failure to comply with the provisions of Sections 6.

6.9	Rights and Remedies.

All rights and remedies of the Parties are separate and cumulative, and none of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies which either of the Parties may have in relation to this Section 6.

SECTION 7
MISCELLANEOUS COVENANTS

7.1	Entire Agreement.

This Agreement (including Schedule “A” hereto) constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written.

7.2	Amendment.

No amendment of this Agreement shall be effective unless made in writing and signed by the Parties.

7.3	Waiver.

Any purported waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

7.4	Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

7.5	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract.

7.6	Successors and Assigns.

This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective heirs, administrators, executors, successors and permitted assigns. The Company shall have the right to assign this Agreement to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company provided only that the Company must first require the successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Employee by the Employee’s signature hereto expressly consents to such assignment. The Employee shall not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of the Employee’s rights or obligations under this Agreement without the prior consent of the Company, which may be arbitrarily withheld.

7.7	Headings.

The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement

7.8	Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

SECTION 8
EMPLOYEE’S ACKNOWLEDGEMENT

8.1	Acknowledgement.

The Employee acknowledges that:

(a)	the Employee has had sufficient time to review the Agreement thoroughly;

(b)	the Employee has read and understands the terms of the Agreement and the obligations hereunder;

(c)	the Employee has been given an opportunity to obtain independent legal advice concerning the interpretation and effect of the Agreement; and

(d)	the Employee has received a fully executed original copy of the Agreement.

IN WITNESS WHEREOF the Parties have executed this Agreement.

TRUGOLF HOLDINGS, INC.

Per:	/s/ Brenner Adams
Name:	Brenner Adams
Title:	Interim Chief Executive Officer

/s/ Natalie Hirsch
NATALIE HIRSCH

SCHEDULE “A”
INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Intellectual Property Assignment Agreement (this “Agreement”) is made effective as of _________________, 2026 between TruGolf Holdings, Inc. (the “Company”) and Natalie Hirsch (the “Employee”), and is a Schedule to an Employment Agreement between the Company and the Employee of the same date (such agreement referred to herein as, the “Employment Agreement”).

In consideration of, and as a condition of employment under the Employment Agreement, the Employee hereby represents, covenants and agrees with the Company as follows:

1.	Disclosure of Developments. The Employee agrees to and will make full and prompt disclosure in writing to the Company or any affiliate designated by the Company of all technology, inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, databases, computer programs, formulae, techniques, trade secrets, ideas, concepts, research, proposals, writings, works of authorship, graphics or images, audio or visual works and other works of authorship, materials and all other work product of any nature whatsoever, whether or not patentable or copyrightable, that are (or have been) created, prepared, produced, authored, edited, modified, made, conceived or reduced to practice by the Employee (alone or jointly with others): (i) during the term of the Employment Agreement, whether or not in the course of performing the Employee’s job duties, or (ii) in preparation for or anticipation of the Employee performing job duties and relating to the Company’s business or anticipated development activities, whether or not patentable, copyrightable, registrable or protectable as trade secrets (collectively, the “Developments”).

2.	Assignment of Company Developments.

(a)	The Employee acknowledges and agrees that the Company is the sole and exclusive owner of all right, title and interest in and to all Developments that (i) relate to the business of the Company or any of its affiliates or any customer of or supplier to the Company or any of its affiliates or any of the products or services being researched, developed, manufactured or sold by the Company or any of its affiliates or which may be used with such products or services; (ii) result from work performed by the Employee for the Company or any of its affiliates; or (iii) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company or its affiliates (collectively, “Company Developments”), including all patents, trademarks (and goodwill associated therewith), copyrights, trade secrets, and other intellectual property rights therein or thereto arising in any and all jurisdictions worldwide and under any international conventions and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof or therein (“Intellectual Property Rights”), including the right to right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world.

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(b)	The Employee hereby irrevocably assigns and transfers to the Company, all of Employee’s right, title and interest in and to all Company Developments and all Intellectual Property Rights therein or thereto, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s or its affiliates’ rights, title or interest in any Developments or Intellectual Property Rights so as to be less in any respect than that the Company and its affiliates would have had in the absence of this Agreement. If for any reason any Company Developments or any Intellectual Property Rights therein or thereto are not assigned to the Company as set forth in this Section 2(b), the Employee hereby grants to the Company and its affiliates a non-exclusive, transferable, royalty-free, fully paid-up, irrevocable, worldwide right and license (with the full right to sublicense through multiple tiers) to use, copy, display, perform, transmit, make derivative works of, make, have made, modify, sell, offer for sale, import and otherwise distribute such Company Developments.

3.	Moral Rights. To the extent any copyrights are assigned under this Agreement, the Employee hereby irrevocably waives, to the extent permitted by applicable law, any and all claims the Employee may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” with respect to all Company Developments and all Intellectual Property Rights therein or thereto.

4.	No License. The Employee understands that this Agreement does not, and shall not be construed to grant the Employee any license or right of any nature with respect to any Development or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to the Employee by the Company or its affiliates.

5.	Prior Developments. The Employee represents and warrants that in performing his obligations under the Employment Agreement that: (a) he will not violate the terms or conditions of any intellectual property assignment or any agreement relating to the use and/or disclosure of confidential information, trade secrets, know-how, software or other intellectual or industrial property of any former or existing employer or client or any other third party; or (b) he will not use confidential information, trade secrets, know-how, software or other intellectual or industrial property of any former or existing employer or client or any other third party that is or are not generally available to the public or has not been legally transferred to the Company.

6.	Injunctive Relief. The Employee understands that in the event of a breach or threatened breach of this Agreement by the Employee, the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

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7.	Further Assurances. The Employee agrees to cooperate fully with the Company and its affiliates, at the Company’s expense, both during and after the term of the Employment Agreement, with respect to the (i) procurement, perfection and transfer to the Company or its affiliates of the Company Developments as well as any Intellectual Property Rights therein or thereto and (ii) maintenance, protection and enforcement of the same. Without limiting the generality of the foregoing, the Employee agrees to give testimony and execute and deliver to the Company or its affiliates, both during and after the term of the Employment Agreement, all papers and documents, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority or other rights, affidavits, waivers, and powers of attorney, which the Company or its affiliates may deem necessary or desirable in order to procure or protect its rights and interests in or to any Company Development.

8.	Power of Attorney. The Employee hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Employee’s behalf in his/her name and to do all other lawfully permitted acts to transfer the Company Developments to the Company and further the transfer, prosecution, issuance and maintenance of all Intellectual Property Rights therein or thereto, to the fullest extent permitted by law, if the Employee does not promptly cooperate with the Company’s request (without limiting the rights that the Company shall have in such circumstances by operation of law). This power of attorney is coupled with an interest and shall not be affected by the Employee’s subsequent incapacity.

9.	Incorporation. Sections 7 and 8 of the Employment Agreement are hereby incorporated by reference into this Agreement, mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

TRUGOLF HOLDINGS, INC.

Per:
Name:
Title:

NATALIE HIRSCH

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SCHEDULE “B”

DUTIES

Chief Financial Officer and Chief Operating Officer

The Role:

1.	Be a trusted financial partner to senior leadership in achieving the Company’s financial goals and scaling the company. Actively participate in corporate strategy discussions, oversee capital strategy, and identify and evaluate financial risks and opportunities based on data and analysis.

2.	Develop annual financial plan and operating budget each year. Monitor and drive flawless monthly reporting and interim year forecasts as necessary. Drive successful implementation of KPIs and key management visibility tools.

3.	Manage the day-to-day accounting and financial functions of the company, including crypto currency bookkeeping, transfer pricing, loan agreements, accounts payable and receivable, preparation of balance sheet, income statement and cash flow statement, payroll, exchange rate matters, preparation of taxes (both income tax and HST filings), financial statement, and assisting with audits.

4.	Manage financial records in accordance with all legal, compliance, and contractual requirements, and respond to information/audit requests of clients, financial institutions, insurers, governmental agencies, and other entities as may be required.

5.	Communicate with the company’s public accountant for all tax and financial statement related matters.

6.	Lead financial analysis and due diligence on new contracts, clients, partnerships, and/or acquisitions.

7.	Collaborate with senior leadership to manage relationships with lenders, investors, external accounting firms, insurance firms, attorneys, investment managers, and other business consultants.

8.	Hire, train, and lead the finance/accounting team.

9.	Work with senior leadership on matters relating to compensation. Provide guidance on financial limits and industry compensation levels.

10.	Manage the Human Resources function within the organization until such time that a full-time HR resource is required.

11.	Work with the senior leadership team on M&A, fund-raising, and company activities.

-B1-